News Release

Investor Contacts:

Tirth Patel

Edison Advisors

T: 646-653-7035

tpatel@edisongroup.com

MagneGas Generates $0.9 Million in Sales for September

260% Sales Increase Compared to Prior Year

TAMPA, FL – October 17, 2018 – MagneGas Applied Technology Solutions, Inc. (“MagneGas” or the “Company”) (NASDAQ: MNGA), a leading clean technology company in the renewable resources and environmental solutions industries, announced today that the Company generated sales of $0.9 million for the month of September, as compared to $0.25 million in September 2017, representing a 260% increase. The sales growth was a result of MagneGas’ expansion into California, Texas and Louisiana through three acquisitions made earlier in 2018.

The Company continued to experience improved sales in California, particularly in the agricultural cannabis sector and overall agricultural client base at the Company’s northern California operations managed under the Trico Welding Supplies brand. The Company also saw steady growth in the San Diego market, where operations are managed under the Complete Welding brand. The Texas market continued to improve as new clients added during the quarter migrated their relationships away from several major competitors to Green Arc Supply. The Florida market also benefitted from the seasonal increased demand from several larger clients, including a major utility company in the Tampa market.

“Our sales team is making strong progress in the markets we serve,” commented Ermanno Santilli, Chief Executive Officer of MagneGas. “Our California team is seeing strong sales growth right now. Our team has done an excellent job penetrating the rapidly growing cannabis market in California, and that is driving accelerated sales growth we’re experiencing. Our operations in Texas continue to win many large new clients that are also driving accelerated sales growth. Florida is also transitioning to our seasonally busy period, as we serve our customers during their utility maintenance programs.”

“We continue to make consistent steady progress is our sales growth objectives,” commented Scott Mahoney, Chief Financial Officer of MagneGas. “We are executing well and preparing to deploy further resources in our best-performing target markets as we head into the seasonally busier part of the year. We remain confident that our growth strategy is delivering solid, sustainable growth for long-term success.”

About MagneGas Applied Technology Solutions, Inc.

MagneGas Applied Technology Solutions, Inc. (MNGA) owns a patented process that converts various renewables and liquid wastes into MagneGas® fuels. These fuels can be used as an alternative to natural gas or for metal cutting. The Company’s testing has shown that its metal cutting fuel “MagneGas2®” is faster, cleaner and more productive than other alternatives on the market. It is also cost effective and safe to use with little changeover costs. The Company currently sells MagneGas2® into the metal working market as a replacement to acetylene.

The Company also sells equipment for the sterilization of bio-contaminated liquid waste for various industrial and agricultural markets. In addition, the Company is developing a variety of ancillary uses for MagneGas® fuels utilizing its high flame temperature for co-combustion of hydrocarbon fuels and other advanced applications. For more information on MagneGas, please visit the Company’s website at http://www.MagneGas.com.

The Company distributes MagneGas2® through Independent Distributors in the U.S and through its wholly owned distributors, ESSI, Green Arc Supply, Trico Welding Supply and Complete Welding of San Diego. ESSI has 3 locations in Florida, Green Arc 2 locations in Texas and one location in Louisiana, Trico has two locations in northern California, and Complete Welding has one location in southern California. For more information on ESSI, please visit the company’s website at http://www.weldingsupplytampa.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events, including our ability to raise capital, or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.